Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of S. Theis Rice
Senior Vice President and Chief Legal Officer
February 22, 2018
Thank you Gail and good morning everyone.
In our last call, I reported on the status of the Joshua Harman False Claims Act litigation pertaining to the Company’s ET Plus guardrail end terminal system. As reported, the United States Court of Appeals for the Fifth Circuit published a unanimous ruling on September 29, 2017, that reversed the trial court’s judgment in the case and rendered judgment for Trinity as a matter of law.
On October 27, 2017, Mr. Harman filed a Petition for Rehearing En Banc in the Fifth Circuit, which is a request for all active judges on the Fifth Circuit to review the Fifth Circuit panel’s appellate decision. The Fifth Circuit denied Mr. Harman’s Petition for Rehearing on November 14, 2017.
On February 12, 2018, Mr. Harman filed a Petition for Certiorari with the United States Supreme Court to review the Fifth Circuit’s decision rendering judgment for Trinity. Essentially, this is Harman’s appeal of the Fifth Circuit’s ruling to the Supreme Court. The Supreme Court is under no obligation to accept Mr. Harman’s request, as it is wholly within the Court’s discretion whether or not to hear the case. Historically, the Supreme Court grants approximately 1 percent of the hearing requests it receives.
If Mr. Harman’s request is accepted by the Court, the case will proceed to briefing by both parties and a hearing before the Supreme Court where the parties orally argue their respective positions. If the Supreme Court refuses to hear the case, the Fifth Circuit’s ruling in Trinity’s favor is final and no further appeal is available, thereby ending the litigation.
We do not know when the Court will rule on Mr. Harman’s request, as the timing of the decision by the Supreme Court on whether or not to accept the case is within their discretion. The Court reviews petitions over the course of its annual term and can rule at any time depending on multiple factors.
I have also reported previously on lawsuits regarding the ET Plus that were filed in the wake of the original jury verdict-several of which have been resolved and others that remain pending. In a number of the pending cases, the adverse False Claims Act judgment-which has now been reversed and rendered in favor of the Company-is a prominent assertion used by plaintiffs to support their claims. We are continuing to vigorously defend these pending cases and to incur costs associated with our defense.
As the Fifth Circuit recognized in its unanimous panel opinion, the ET Plus end terminal system meets all applicable federal safety standards and the government has never wavered in its approval of the product, adding - quote - When the government, at appropriate levels, repeatedly concludes that it has not been defrauded, it is not forgiving a found fraud-rather it is concluding that there was no fraud at all. - close quote - This quote confirms the position we have consistently maintained throughout the False Claims Act litigation.
As a final note, on January 29, 2018, based on entry of judgment for Trinity by the Fifth Circuit, the United States District Court in the Eastern District of Texas released the Company’s 686 million dollar supersedeas bond posted in its appeal, eliminating an annual bond premium of 3.7 million dollars.
For a more detailed disclosure of the False Claims Act case and the Company’s other litigation, please see Note 18 to the financial statements in Trinity’s Form 10-K for the period ended December 31, 2017, which will be filed today. Additional information on the False Claims Act case and a copy of the Fifth Circuit’s opinion can be found at www.etplusfacts.com.
I will now turn the call over to Tim.